EXHIBIT 3.1
Form 8-K

AMENDMENTS TO THE BYLAWS OF ENERGY CONVERSION DEVICES, INC. EFFECTIVE AUGUST 25, 2005

The first paragraph of Article III of the Bylaws is amended as follows:

A special meeting of the stockholders may be called at any time by the chairman of the board of directors, by the board of directors, or by a majority of the directors then in office. Upon written application by one or more stockholders entitled to vote that hold (individually or in the aggregate) one-fifth part in interest of the capital stock entitled to vote at the meeting, a special meeting of the stockholders shall be called by the secretary, or in the case of death, absence, incapacity or refusal of the secretary, by some other officer. The notice and call of any special meeting called by the secretary (or such other officer) shall state the time, place and purpose(s) of the meeting. Business transacted at any special meeting shall be limited to the purpose(s) set forth in the notice and call.

The second and third sentences of the second paragraph of Article XI of the bylaws are deleted in their entirety and replaced with the following:

In any case, it shall be deemed sufficient notice to a director to send notice either by first class United States mail at least four days prior to the date of the meeting, or by hand delivery, overnight mail, courier service, or facsimile or other electronic transmission at least 24 hours before the special meeting.

The following is added as the third paragraph of Article XI of the bylaws:

Members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Article XI, including by means of a conference telephone or similar communications equipment, shall constitute presence in person at such meeting.

Article XIII of the bylaws is deleted in its entirety and replaced with the following:

Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all members of the board of directors or committee, as the case may be, consent thereto in writing, or by electronic transmission, and the writing or writings, or electronic transmission or transmissions, are filed with the minutes of proceedings of the board of directors or committee.